Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
National Quality Care, Inc.
We hereby consent to the incorporation by reference into these previously filed registration statements, Form S-8 (Nos. 333-03622, 333-06175, 333-14839, 333 21911, 333-25955, 333-32287, 333-34703, 333 45145, 333-46967, 333-49059, and 333-73413), of National Quality Care, Inc. of our report dated April 13, 2007, relating to the consolidated balance sheet of National Quality Care, Inc,. as of December 31, 2006 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2006 and 2005, which report is included in the December 31, 2006 annual report on Form 10-KSB of National Quality Care, Inc.
/s/ PMB Helin Donovan, LLP
PMB Helin Donovan, LLP
San Francisco, California
April 16, 2007